Exhibit 21.1

List of Subsidiaries of Highland Hospitality Corporation

HHC GP Corporation

Highland Hospitality, L.P.

HHC TRS Holding Corporation

Sugar Land GP LLC

Sugar Land Hotel Associates, L.P.

Portsmouth One LLC

Portsmouth Two LLC

Portsmouth Hotel Associates LLC

HH Tampa Westshore LLC

HHC TRS Sugar Land LLC

HHC TRS Portsmouth LLC

HHC TRS Tampa LLC

HHC TRS OP LLC